x PLEASE MARK VOTES
AS IN THIS EXAMPLE
REVOCABLE PROXY
SNB BANCSHARES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS		PROPOSAL: ELECT FOUR (4)
FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS		CLASS III DIRECTORS.
			For	With-	For All
The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of		NOMINEES:		hold	Except
Shareholders and Proxy Statement and does hereby appoint Alford C. Bridges, John W.		Benjamin W. Griffith, III
Ramsey, and H. Cullen Talton, Jr, and each of them with full powers of substitution, as		Ben G. Porter
proxies of the undersigned, to represent the undersigned and to vote all shares of SNB		H. Averett Walker
BANCSHARES, INC. ("SNB") common stock which the undersigned would be entitled		Larry Walker
to vote if personally present at the Annual Meeting of Shareholders of SNB, to be held at
the Douglass Theatre, 355 Martin Luther King Jr. Blvd, Macon, Georgia at 6:00 p.m. on		INSTRUCTION: To withhold authority to vote for any individual
Thursday, April 26, 2001 and at any adjournment thereof.		nominee, mark "For All Except" and write that nominee's name in the space provided below.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Meeting or any adjourn-
ments. This Proxy may be revoked at any time prior to voting hereof.

This Proxy, when properly executed, duly returned and not
Please be sure to sign and date	Date	revoked, will be voted. It will be voted in accordance with the
this Proxy in the box below.		directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposals listed on this
Proxy.

Stockholder sign above	Co-holder (if any) sign above

SNB Bancshares, Inc.

March 28, 2001

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on April 26, 2001, in Macon, Georgia, at the time and place shown in the attached notice. In addition to considering the matters described in the proxy statement, we will review for you our 2000 business results and discuss other matters of interest to our shareholders.

We hope you can attend the meeting in person, but even if you plan to do so, we encourage you to vote your shares ahead of time by using the enclosed proxy card. This will ensure that your SNB stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

We are enclosing in this package a copy of our 2000 Annual Report for your review. We look forward to seeing you at our annual meeting on April 26, 2001.

Sincerely,

Robert C. Ham

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

SNB BANCSHARES, INC.

DATE: Thursday, April 26, 2001

TIME: 6:00 p.m.

PLACE: Douglass Theatre

355 Martin Luther King Jr. Boulevard

Macon, Georgia

MATTERS TO BE VOTED ON:

- PROPOSAL: Election of four directors.

- Any other matters that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 14, 2001 may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

By Order of The Board of Directors,

Macon, Georgia Jackie H. Miller

March 28, 2001 Secretary

SNB BANCSHARES, INC.

2918 Riverside Drive

P. O. Box 4748

Macon, Georgia 31208

(912) 722-6200

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD April 26, 2001

This proxy statement is furnished to the shareholders of SNB Bancshares, Inc. in connection with the solicitation of proxies by our board of directors to be voted at the 2001 Annual Meeting of Shareholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, April 26, 2001 in the Douglass Theatre, 355 Martin Luther King Jr. Boulevard, Macon, Georgia at 6:00 p.m.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is March 28, 2001.

As used in this proxy statement, the terms SNB, Company, we, our and us all refer to SNB Bancshares, Inc. and its subsidiaries.

VOTING

GENERAL

The securities that can be voted at the Annual Meeting consist of SNB's $1 par value common stock ("SNB stock") with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of SNB stock who are entitled to notice of and to vote at the Annual Meeting is March 14, 2001. On this record date, 3,372,969 shares of SNB stock were outstanding and eligible to be voted.

QUORUM AND VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of SNB stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against" as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect four directors, you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve the proposal is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote at the meeting, provided a quorum is present. Any other matter that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

Our SNB directors and executive officers hold 838,228 shares of SNB stock, or approximately 24.28% of all outstanding stock, and we believe that all of those shares will be voted in favor of all proposals.

PROXIES

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Ms. Jackie H. Miller, Secretary of the board of directors, SNB Bancshares, Inc., P.O. Box 4748, Macon, Georgia 31208, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

We will pay all expenses incurred in the solicitation of proxies. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Registrar and Transfer Company, our registered transfer agent, will assist in soliciting proxies on a fee basis including out-of-pocket costs. Solicitation also may take place by mail, telephone and personal contact by our directors and executive officers without additional compensation.

PROPOSAL - ELECTION OF DIRECTORS

Our board of directors consists of thirteen members, twelve of whom are non-employee directors. The other director is our President and Chief Executive Officer. Our articles of incorporation provide that the board shall be divided into three classes, as nearly equal in number as possible, and that the board shall consist of not less than five members and not more than twenty-five members, with the exact number to be fixed from time to time by the board or the shareholders. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified.

At its January 2000 meeting, the SNB board raised the fixed number of board members from twelve to thirteen, and appointed Lee Greene, Jr. to fill the new board position. Mr. Green moved to Director Emeritus status in January 2001. At its July 2000 meeting, the board appointed John W. Ramsey to the SNB board and confirmed the board member count of thirteen. Mr. Ramsey's term will expire in 2002. More information on Mr. Ramsey can be found in other sections of these proxy materials.

The board has nominated the following persons, each of whom is currently a director, for submission to the shareholders for election to a three-year term expiring at the 2004 meeting:

Benjamin W. Griffith, III

Ben G. Porter

H. Averett Walker

Larry Walker

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ELECT THE FOUR NOMINEES NAMED ABOVE.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

NOMINEES FOR TERMS EXPIRING IN 2004:

BENJAMIN W. GRIFFITH, III, age 48, is President and owner of Southern Pine Plantations, Inc., a Macon based real estate development and timberland company. Mr. Griffith also holds ownership interests in various other timber, mining and real estate investments in the southeast. He is Vice Chairman of the SNB board and has been a director of SNB and Security Bank of Bibb County, SNB's subsidiary bank in Macon, Georgia ("SB-Bibb"), since the founding of both companies.

BEN G. PORTER, age 67, is Chairman of Filmworks USA, a company that conducts antiques sales and other events at Lakewood Fairgrounds in Atlanta, and operates Lakewood Antiques Gallery in Sandy Springs, Georgia. He is the retired President of Charter Medical International and Senior Vice President of Charter Medical Corporation and the former owner of Piedmont Communications Corporation. He has been a director of SNB and SB-Bibb since 1996.

H. AVERETT WALKER, age 47, served as President and Chief Operating Officer of SNB and SB-Bibb from January 1996 through December 1996. He now serves as President and Chief Executive Officer. His banking career includes over two years with Bank South as Middle Georgia Regional President in Macon, and ten years with NationsBank, now Bank of America, including positions as Regional President in Albany / Moultrie and President in LaGrange. He has been a director of SNB and SB-Bibb since 1996.

LARRY WALKER, age 58, has been the Georgia State Representative for the 141st District (Houston County) since 1972. He serves as House Majority Leader. Mr. Walker is an attorney with the firm of Walker, Hulbert, Gray, Byrd & Christy, LLC in Perry, Houston County, Georgia. He has been a director of SNB since August 1998 and a director of Security Bank of Houston County, the Company's subsidiary bank in Perry and Warner Robins, Georgia ("SB-Houston"), since its founding.

CONTINUING DIRECTORS - TERMS EXPIRING IN 2002:

EDWARD M. BECKHAM, II, age 62, is a partner in Beckham Bros. Distribution, a BP Oil distributor that supplies petroleum products to wholesale and retail customers in the middle Georgia area. He is also a partner in Beckham Bros., which is a real estate and agricultural company. He has served as a director of SNB since August 1998. He has also been a director of SB-Houston since its founding.

ALFORD C. BRIDGES, age 62, is President and Chief Executive Officer of Whiteway Development Corporation d/b/a Appling Brothers, a grading, paving and construction company in Macon, Georgia. Mr. Bridges has served as a director of SNB and SB-Bibb since the founding of both companies.

JOHN W. RAMSEY, age 57, is Chairman and CEO of Fairfield Financial Services, Inc., a wholly owned mortgage subsidiary of Security Bank of Bibb County. Prior to joining the Bank, he was CEO of Group Financial Southeast d/b/a Fairfield Financial Associates. Ramsey is President and owner of Rams Four Ltd., a real estate development company which owns The Pines of Gray. He also owns Marsh Harbour Development Company, which has real estate developments in Kingsland, Georgia. He has been a director of both SNB and SB-Bibb since July 2000.

BOBBY STALNAKER, age 51, is former co-owner and President of Stalnaker Plastics, Inc., a manufacturing company in Warner Robins, Georgia. He has been a director of SNB since August 1998, and a director of SB-Houston since 1996.

RICHARD W. WHITE, JR., age 47, is President and part owner of White Brothers Warehouse, Inc., a wholesale distributor of auto parts in Macon, Georgia. He has been a director of SNB and SB-Bibb since the founding of both companies.

CONTINUING DIRECTORS - TERMS EXPIRING IN 2003:

ROBERT C. HAM, age 71, has been the Chairman of the board of directors of SNB and SB-Bibb since the inception of both companies. He is the past President and Chief Executive Officer of SNB and SB-Bibb. Mr. Ham organized the founding group who chartered SB-Bibb in 1988.

ROBERT T. MULLIS, age 58, holds ownership interests in various businesses and in real estate holdings. Mr. Mullis has been a director of SNB and SB-Bibb since the founding of both companies.

H. CULLEN TALTON, JR., age 68, is the sheriff of Houston County, Georgia and a real estate developer. He has been a director of SNB since August 1998 and a director of SB-Houston since its founding.

JOE E. TIMBERLAKE, III, age 60, is the retired President of Timberlake Grocery Company in Macon, Georgia. He is also the treasurer of Flintlake, Inc., a managing partner in Timberlands Partnership and Timberlake LLP, and a director of several other private companies. He has been a director of SNB and SB-Bibb since the founding of both companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors conducts regular meetings, generally on a monthly basis. Our board of directors met fifteen times during 2000. Nine of the SNB directors also serve on the board of SB-Bibb. The other four SNB directors also serve on the SB-Houston board. Both subsidiary bank boards conduct some of their business through various board committees as described below. Each of our directors attended at least 75% of the meetings of the full boards and of the committees on which he serves except Larry Walker, who attended 73% of such meetings, and Ben G. Porter, who attended 69% of such meetings.

Subsidiary Bank Boards:

SNB directors Bridges, Griffith, Ham, Mullis, Porter, Ramsey, Timberlake, H. Averett Walker, and White also serve as directors of SB-Bibb. During 2000, the SB-Bibb board held twelve regular meetings.

SNB directors Beckham, Stalnaker, Talton and Larry Walker also serve as directors of SB-Houston. During 2000, the SB-Houston board held twelve regular meetings.

Board Committees:

The Company has established various joint committees, comprised of several board members from each of the two subsidiary banks, to conduct and coordinate the Company's business. These joint committees oversee audit, investment, data processing, risk management, marketing and building programs. The two banks also maintain separate committees to oversee other functions including lending and personnel.

Audit Committee. The joint SNB Audit Committee is responsible for overseeing audit functions, development and implementation of a written audit policy, review of federal and state examinations, evaluation of internal controls and overseeing compliance with all audits and examinations required by law. SNB board members Beckham, Ham, Griffith, Mullis, and H. Averett Walker served on the Audit Committee during 2000, along with other members from the boards of both subsidiary banks. The Audit Committee held three meetings during 2000.

Personnel Committee. SB-Bibb and SB-Houston have Personnel Committees that serve to establish compensation for executive officers and key management positions, review the selection and hiring of key officers, oversee the administration of employee benefit programs, and set guidelines for compensation for all employees. The SB-Bibb Personnel Committee also serves to coordinate compensation policies for all entities in the Company. Due to its corporate oversight functions, representatives from SB-Houston are asked to participate in the meetings of the SB-Bibb Personnel Committee meetings. SNB board members who served on the SB-Bibb Personnel Committee in 2000 were Ham, Griffith, Mullis, Porter, Timberlake, and H. Averett Walker. Additionally, SNB board members Beckham and Larry Walker were asked to participate on the SB-Bibb committee to represent SB-Houston. SNB board members Beckham and Larry Walker serve on the SB-Houston Personnel Committee. The SB-Bibb Personnel Committee held three meetings during 2000. The SB-Houston Personnel Committee held one meeting during 2000.

Nominating Committee. Neither SNB nor its subsidiary banks have a Nominating Committee.

DIRECTOR COMPENSATION

Directors receive $300 per month for their service as SNB directors. SB-Bibb pays $400 to each of its directors for their service as SB-Bibb directors. SNB and SB-Bibb pay their monthly director fees regardless of attendance records. SB-Bibb pays an additional $50 for Loan Committee meetings, based on attendance. Prior to January 2001, SB-Bibb did not pay for attendance at committee meetings. As of February 2001, SB-Houston pays its directors $400 per month for each regular board meeting. Previously the fee was $300. SB-Houston also pays $50 per meeting for Loan Committee attendance. No annual bonuses or other plans or perquisites are provided to directors of SNB or the two banks. During the year 2000, we paid a total of $189,250 in director fees.

STOCK OWNERSHIP

PRINCIPAL SHAREHOLDERS

There are no shareholders of SNB stock who hold more than 5% of the outstanding shares.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information as of March 14, 2001 regarding the ownership of SNB stock by each SNB director (including nominees for director) and by all SNB directors and executive officers as a group.
Name	Position	Shares Beneficially Owned (1)		Percent of Class (2)

Edward M. Beckham, II	Director	34,800		1.01%

Alford C. Bridges	Director	61,200		1.77%

Richard C. Collinsworth	Executive Officer	17,083	(3)	0.49%

Benjamin W. Griffith, III	Director & Nominee	95,315		2.76%

Robert C. Ham	Director	62,425		1.81%

Robert T. Mullis	Director	167,683	(4)	4.86%

Ben G. Porter	Director & Nominee	69,750		2.02%

John W. Ramsey	Director	32,345		0.94%

George E. Slappey	Executive Officer	2,000	(5)	0.06%

Bobby Stalnaker	Director	6,970	(6)	0.20%

H. Cullen Talton, Jr.	Director	14,500		0.42%

Joe E. Timberlake, III	Director	104,825	(7)	3.04%

H. Averett Walker	Director, Executive Officer,	57,259	(8)	1.66%
	and Nominee

Larry Walker	Director & Nominee	14,512	(9)	0.42%

William D. Watson	Executive Officer	7,600	(10)	0.22%

Richard W. White, Jr.	Director	41,861	(11)	1.21%

All directors and executive officers as a group		838,228		24.28%
(18 persons)

(1) This table is based upon information furnished to us by the persons listed above. Included are shares of SNB stock that may be acquired within 60 days of March 14, 2001 upon the exercise of vested stock options. Unless otherwise indicated, the persons listed in the tables have sole voting and investment power with regard to the shares shown as owned by such persons.

(2) Calculated on a base of 3,372,969 shares outstanding plus 79,200 vested options outstanding.

(3) Includes 14,000 in stock option shares that can be acquired within 60 days of March 14, 2001.

(4) Includes 131,672 shares held directly by Mr. Mullis; 10,240 shares held by a broker as custodian for Mr. Mullis; 7,286 shares held jointly with Michael C. Griffin; and 18,485 shares for which Mr. Mullis holds a power of attorney. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.

(5) Includes 1,000 shares held jointly with Mr. Slappey's wife, and 1,000 stock options shares that can be acquired within 60 days of March 14, 2001.

(6) Includes 870 shares held by Mr. Stalnaker's wife.

(7) Includes 11,394 shares held by Mr. Timberlake as trustee for revocable family trusts; 6,701 shares held by a broker as custodian for Mr. Timberlake; and 400 shares held in a brokerage account in the name of Mr. Timberlake as trustee for a revocable family trust.

(8) Includes 12,358 shares held in Mr. H. Averett Walker's IRA account, and 20,750 in stock option shares that can be acquired within 60 days of March 14, 2001.

(9) Includes 301 shares held by Mr. Larry Walker's wife.

(10) Includes 1,800 stock options shares that can be acquired within 60 days of March 14, 2001.

(11) Includes 15,907 shares held jointly with Mr. White's wife.

EXECUTIVE OFFICERS

The following contains certain information about executive officers of SNB who are not directors. All executive officers of SNB do not hold office for a fixed term but may be removed by the board of directors with or without cause.

RICHARD A. COLLINSWORTH, age 51, has served as Executive Vice President of SNB and SB-Bibb since January 1996. Prior to joining the Company, he was City Commercial Banking Manager for Bank South in Macon in 1995. His twenty-eight year banking background includes positions at NationsBank, now Bank of America, in North Carolina and Texas and at Henderson National Bank in Huntsville, Alabama. His responsibilities have included commercial lending, credit administration, marketing, internal reorganizations and product development.

SHIRLEY D. JACKSON, age 63, was one of three founding executive officers of SB-Bibb in 1988, and currently serves as Senior Vice President of SNB and SB-Bibb with responsibilities in commercial lending. Her thirty-nine year banking background includes employment at Central Bank of Georgia, now First Union National Bank, from 1973 to 1987 as Vice President in commercial and consumer lending.

MICHAEL T. O'DILLON, age 46, was one of three founding executive officers of SB-Bibb in 1988. He serves as Senior Vice President, Treasurer and Chief Financial Officer of SNB and Senior Vice President and Cashier of SB-Bibb. He was employed by Central Bank of Georgia, now First Union National Bank, from 1977 to 1987, where he served as Vice President and Corporate Secretary in charge of operations and financial reporting.

GEORGE E. SLAPPEY, JR., age 50, has served as Senior Vice President of SB-Houston since March 1999. Prior to joining Security Bank, he was a Vice President of Bank of America, serving as Business Banking Group Leader for Central Georgia and as Senior Banking Executive for Houston County. Mr. Slappey's twenty-nine years of banking experience in Houston County have included serving as Community President for Bank South in Houston County and as CEO of Bank South, Houston County.

WILLIAM D. WATSON, age 59, has served as President and Chief Executive Officer of SB-Houston, formerly Crossroads Bank of Georgia, since July 1986. His thirty-five year Georgia banking career includes service as Vice President of SunTrust in Macon, President of Monroe County Bank in Forsyth, and Executive Vice President of Planters and Citizens Bank in Camilla.

COMPENSATION COMMITTEE REPORT

Decisions with respect to the compensation of the Company's executive officers are made by the SB-Bibb Personnel Committee (the "Committee"), with input and participation from SB-Houston representatives. The following non-employee directors of SNB served on the Committee for 2000: Directors Griffith, Ham, Mullis, Porter, Timberlake and H. Averett Walker, with participation from Directors Beckham and Larry Walker. The decisions of the Committee are reviewed by the full boards of SNB and the subsidiary banks. The following report outlines the policies used in determining the salaries of H. Averett Walker as CEO and the executive officers as a group.

General Compensation Policies

The Company has a formal performance appraisal process for executive management. The objective of the appraisal process is to align actions of executive officers with the enhancement of shareholder value. The process to determine the base salary level for CEO H. Averett Walker involves an annual review form that includes ratings on key areas: (a) performance against annual short-term objectives (set at the beginning of each year) (b) performance against long-term strategic objectives, (c) business conduct and integrity, (d) competence in meeting the Company's current needs, (e) leadership and team-building abilities (f) community and industry standing and involvement, and (g) quality of relationship with board members. Other executive officers are reviewed based on specific job standards and achievement of pre-determined strategic goals. Executive officers also participate in the Annual Cash Incentive Plans of their respective banks and are eligible to participate in the 401(k) Savings Incentive and Profit Sharing Plan. The executive officers are also eligible for stock option grants from established Company stock option plans. No such grants were made to the Named Executive Officers listed below during 2000.

Compensation Paid in 2000

Compensation paid to CEO Walker in 2000 consisted of the following types: base salary, cash incentive bonus, contributions made by the Company on behalf of the executive officer to the 401(k) plan, cash director fees, and other small perquisites. Contributions to the 401(k) plan are made for all participating employees on a nondiscriminatory basis. The values of these items are presented in the Summary Compensation Table in the "Executive Compensation" section.

In January 2000, the Committee approved an annual base salary of $156,014 for H. Averett Walker, representing a 6% increase over his prior salary. He also received director fees of $10,250 during the year 2000. In January 2001, the Committee approved a cash bonus payment to Mr. Walker of $35,263, or 22.6% of his 2000 base salary, for reaching certain Company and officer-specific goals for the year 2000 as outlined in the Annual Cash Incentive Plan. The bonus payout for Mr. Walker was considered equitable considering the overall growth in asset size and profitability of the Company and the completion of the purchase of an established mortgage company.

Compensation Committee Interlocks and Insider Participation

No interlocks or insider participation exist within the Compensation Committee.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph provides a comparison of the Company's yearly average percentage change in cumulative total shareholder return (calculated based upon the stock appreciation) on the common stock of the Company for the three year period from December 1997 to December 2000. All cumulative returns assume an initial investment of $100 in the Company's shares and the reinvestment of all dividends. The Company listed its common stock on the Nasdaq market in December 1997. Prior to this, stock trades were light and sporadic. Comparisons are made to the Nasdaq Market Index and The Carson Medlin Company's Independent Bank Index (the "Independent Bank Index"). The Independent Bank Index is a compilation of the total shareholder return of 23 independent community banks in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the period, and (b) the change in share price between the beginning and end of the period, by (ii) the share price at the beginning of the period.

(SNB BANCSHARES, INC. GRAPH APPEARS HERE)
	1997	1998	1999	2000
SNB BANCSHARES, INC.	100	112	81	76
INDEPENDENT BANK INDEX	100	113	104	102
NASDAQ INDEX	100	141	262	158

EXECUTIVE COMPENSATION

The tables below set forth certain information concerning compensation paid to the most highly compensated executive officers ("Named Executive Officers") whose cash compensation exceeded $100,000 for services in all capacities during the years ended December 31, 2000, 1999 and 1998.

		Annual Compensation			Compensation Awards
Name &				Other Annual		All Other
Principal		Salary	Bonus	Compen-	Options /	Compensation
Position	Year	($) (1)	($) (2)	sation (3)	SARs (4)	($) (5)

H. Averett Walker	2000	$ 156,014	$ 35,263	$ 10,250	0	$ 12,832
President, Chief	1999	147,195	28,103	8,700	10,000	12,660
Executive Officer &	1998	140,200	20,996	5,500	0	9,679
Director of SNB and SB-Bibb

Richard A. Collinsworth	2000	$ 99,224	$ 20,862	0	0	$ 7,832
Executive Vice	1999	94,500	20,242	0	7,500	7,736
President of SNB and	1998	90,000	14,221	0	0	11,897
SB-Bibb

George E. Slappey	2000	$ 94,730	$ 15,582	0	0	$ 7,489
Senior Vice President	1999	71,300	15,000	0	5,000	0
SB-Houston	1998	0	0	0	0	0

William D. Watson	2000	$ 96,585	$ 15,543	5,400	0	$ 7,935
President, Chief	1999	93,038	14,960	5,150	9,000	5,261
Executive Officer &	1998	89,552	0	5,050	0	0
Director of SB-Houston

(1) Includes amounts deferred at the election of the executive officers into the Company's 401(k) Savings Incentive and Profit Sharing Plan.

(2) Accrued amounts earned from the Annual Cash Incentive Bonus Plans of their respective banks. Bonuses are distributed in January of the subsequent calendar year.

(3) Cash director fees paid to the executive officers by SNB and / or the subsidiary banks. Other perquisites and personal benefits, in total, do not exceed the lesser of $50,000 or 10 percent of the salary and bonus for any given executive officer.

(4) Number of option shares granted during 1999 from the SNB 1999 Incentive Stock Option Plan.

(5) Discretionary and matching amounts contributed to the Company's 401(K) Savings Incentive and Profit Sharing Plan for the executive officers.

EXECUTIVE EMPLOYMENT AGREEMENT

On January 10, 1996, the Company entered into a letter agreement with H. Averett Walker, employing Mr. Walker as President and Chief Operating Officer of SNB and SB-Bibb for an initial annual base salary of $125,000 during 1996. The term of the agreement continues from and after the date commenced until terminated in accordance with the letter agreement. The base salary to be paid to Walker in future years is to be determined annually by the Personnel Committee of SB-Bibb's board of directors. The agreement calls for Mr. Walker's participation in the annual cash incentive bonus plan and various fringe benefits.

Since his employment, Mr. Walker has received grants for 28,750 stock options at various grant prices ranging from $9.00 to $17.94 from the Company's 1996 and 1999 stock option plans. The stock options vest on varying dates over five year periods. Upon Mr. Walker's death or total disability, we are committed to pay any accrued but unpaid base salary, and all stock options granted as of the date of either death or total disability shall remain exercisable. If Mr. Walker's employment is terminated "for cause" (as defined), all payments and benefits under the letter agreement cease effective with the termination of employment, and all options which have not vested are forfeited. If we terminate Mr. Walker's employment without cause, he will continue to receive base salary and insurance benefits for six months, and vested options may be exercised within 30 days after the termination date.

Mr. Walker's letter agreement includes "change of control" provisions (as defined), whereby, if a change in control occurs or is proposed within the first six years of the agreement and Walker's employment is terminated within one year of such change of control, he will be entitled to one year of base salary, bonus compensation and insurance benefits, with all options becoming immediately exercisable. The agreement includes certain one-year restrictions on Mr. Walker concerning nondisclosure of proprietary information, and covenants not to compete or solicit our customers or employees.

There are no other compensatory plans, employment contracts or change in control arrangements with any other Named Executive Officer that would result in any payments to said officers as a result of resignation, retirement or any other termination of such individual's employment with the Company or from a change in control of SNB or our subsidiary banks.

STOCK OPTION PLANS

There were no stock options granted to or exercised by any of the Named Executive Officers during the year 2000. The following table summarizes the aggregated values of all options held by each of the Named Executive Officers as of March 14, 2001.

Aggregated Option Exercises in Last Year
and Year-End Option Values
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End (No.)		Value of Unexercised In-the-Money Options at Year-End ($) (1)
Name	(No.)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

H. Averett Walker	0	$0	20,750	8,000	$75,000	$0
Richard A. Collinsworth	0	$0	12,500	7,500	$50,000	$0
George E. Slappey	0	$0	1,000	4,000	$0	$0
William D. Watson	0	$0	1,800	7,200	$0	$0

(1) This value is computed by subtracting the option exercise prices from the market price of SNB common stock on December 31, 2000, which was $13.00 per share, and multiplying that result by the applicable number of shares. Only in-the-money option shares are valued.

OTHER COMPENSATION AND BENEFIT PLANS

401(K) Savings Incentive and Profit Sharing Plan

SB-Bibb has a 401(K) Savings Incentive and Profit Sharing Plan, which became effective as of January 1, 1990. The plan combines features whereby each participant may elect to defer certain portions of his salary into the program and receive credit for certain matching amounts from the Company and additionally to share in the accumulation of a profit sharing pool funded by the Company. Any employee who was employed by SB-Bibb on January 1, 1990 was eligible to participate in the plan at its inception. Subsequently employed persons become eligible after completing one year of service and attaining the age of 21. Effective January 1, 1999, the officers and employees of SB-Houston began to participate in the plan under the same terms as the SB-Bibb staff. The past service of the SB-Houston staff was counted toward meeting their eligibility requirements for participation. In September 2000, the board resolved to allow transfers and rollovers from qualified plans into the Plan immediately. Effective January 1, 2001, the officers and employees of Fairfield Financial Services, Inc. can participate in the plan under the same terms as the bank staffs. The past service of the Fairfield staff will be counted toward meeting their eligibility requirements for participation.

The Company's annual amount of expense for contribution to the plan is calculated by first determining pre-tax adjusted operating earnings, defined as annual pre-tax operating earnings, less capital gains, plus capital losses. Our annual contribution is 10% of the pre-tax adjusted operating earnings, not to exceed 15% of annual eligible participating salaries, or such other maximum deductible amount as may be determined by Code Section 404 of the Internal Revenue Code of 1986, as amended.

Based on these calculation methods, our total expense under the plan was $217,194 in 2000, $203,796 in 1999, and $204,906 in 1998. As of December 31, 2000, 106 employees were eligible to participate and 95 of them had chosen to participate in the plan. Named Executive Officers Walker, Collinsworth, Slappey, and Watson participate in the plan on a nondiscriminatory basis. Directors are not eligible to participate.

Annual Cash Incentive Plan

All officers and full-time employees of SB-Bibb and SB-Houston, except those on a separate commission program, have participated in an Annual Cash Incentive Plan. SB-Bibb began their plan in 1994, and SB-Houston implemented their plan in 1999. The plan is administered under the direction of the Personnel Committee. Under the plan, annual goals are established each year based on performance factors such as earnings, asset quality, growth and achievement of specific goals from the Company's strategic plan and annual budget. Individual performance, separate from overall bank performance, can affect bonus amounts according to pre-established goals for each participant. Executive officers have the opportunity to earn up to 40% of their base salaries. Non-executive officers participate in the plan up to maximums of from 15% to 30% of base salaries per scales set commensurate with position and responsibility. Full-time employees participate in the plan up to a maximum of 8% of base salaries based on the attainment of several overall profitability goals.

Annual payouts from the plan at SB-Bibb amounted to $244,722 in 2000, $232,951 in 1999, and $175,603 in 1998. Annual payouts from the plan at SB-Houston amounted to $110,068 in 2000 and $99,384 in 1999.

TRANSACTIONS WITH THE COMPANY

Loans. SNB's bank subsidiaries have loans outstanding to certain members of SNB's directors, executive officers and principal shareholders, together with their immediate family members and the companies associated with them. In our opinion, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with SNB or our subsidiary banks, and did not involve more than the normal risk of collectibility or present other unfavorable features.

The aggregate balance of loans to this group was $7,362,327, or 23.7% of equity capital, as of December 31, 2000, and $8,670,807, or 31.6% of equity capital, as of December 31, 1999. The year-end balances also represented the high aggregate indebtedness positions of this group at each year-end. No debt to any single individual and related interests exceeded 10% of our equity capital at any time during 2000 or 1999. SNB's two subsidiary banks expect to have similar banking transactions in the future in the ordinary course of business with our directors, executive officers, principal stockholders and their related interests.

Other Transactions. In January 2001 the Board of Directors of Security Bank of Bibb County approved a resolution to build a new Corporate Center and branch bank on Forsyth Road at Charter Lane in Macon. The land site will be purchased from GFSE Holdings LLC, a limited liability company which is 70% owned by John W. Ramsey, a director of SNB and SB-Bibb. Competitive quotes on similar properties were obtained to negotiate price. Bank management reviewed a number of options for completing the project, including "build to suit" leasing arrangements, to obtain the best value. Current indications are that the bank will construct and own the building. The proposed two-story facility will have approximately 15,600 square feet of space. Completion of the building construction is estimated for May 2002. The bank's total investment in land and building is expected to approximate $2,500,000.

On July 31, 2000, SB-Bibb purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. At July 2000 meetings of the SNB and SB-Bibb boards, John W. Ramsey, a principal in Group Financial Southeast and Chairman and CEO of Fairfield Financial, was appointed to be a director of both boards. The assets purchased in the transaction were placed in a newly formed subsidiary of SB-Bibb incorporated as Fairfield Financial Services, Inc. ("Fairfield"). Fairfield is primarily engaged in residential real estate mortgage lending in the state of Georgia. The initial purchase price approximated $1,400,000, which consisted of approximately $1,000,000 in cash and 32,345 shares of SNB stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield by $988,000. The excess is recorded as goodwill in the Company's financial statements and is being amortized on the straight-line method over 10 years.

In addition to the consideration paid at closing, the Asset Purchase Agreement on Fairfield provides for additional contingent payments of purchase price for years ending 2001 through 2005 based on the earnings of Fairfield. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2001 will equate to 60% of Fairfield's earnings for the year. The potential for cash payments reduces over the remaining contingent period to 50% of Fairfield earnings for 2002, 40% for 2003, 30% for 2004 and 20% for 2005. Stock payments for 2001 will be based on 40% of 2001 earnings utilizing a specific formula for determining number of shares. The potential for stock payments increases over the remaining contingent period to 50% of Fairfield earnings for 2002, 60% for 2003, 70% for 2004 and 80% for 2005. The number of shares issued during each year in the contingent period cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2001 through 2005. All additional payments of cash and stock will be charged to goodwill and amortized over the remaining years of the original 10-year amortization period. If Fairfield sustains losses, no additional purchase price payments are due. The Asset Purchase Agreement also provided for a Non-compete Agreement and change-in-control provisions for Director Ramsey.

Effective after the July 2000 acquisition of Fairfield, SB-Bibb contracted leases on three of the Fairfield mortgage offices with Director Ramsey. A total of $59,830 was paid in 2000 to John W. Ramsey or his related company, Rams Head, Ltd., for monthly rental of two offices in Macon and one office in Savannah. The leases are expected to continue at current rental rates of approximately $12,000 per month until expiration in July 2003.

During 1999, SB-Houston contracted with Chris R. Sheridan & Company, of which SB-Bibb director Chris R. Sheridan is a principal, for the construction of a branch located at 119 Houston Lake Road in Warner Robins, Georgia. The bank solicited bids for the construction work, and Chris R. Sheridan & Company was the successful bidder. The architectural firm employed by SB-Houston reviewed the contract with Chris R. Sheridan & Company to confirm the reasonableness of the price. The branch opened in January 2000, and the total construction cost was $660,398.

Other than these transactions, during the last two years there were no transactions with SNB or any of our subsidiaries in which the amount involved exceeded $60,000 and in which any of our directors or executive officers, any nominee for election as a director, any principal stockholder, or any member of the immediate family of any of them had a direct or indirect material interest.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Common Stock of SNB held by such persons on Forms 3, 4 and 5. These persons are also required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on our review of copies of such forms received by us, and certain written representations from reporting persons that no other reports were required, we believe that during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were met on a timely basis with the following exceptions.

Director Ham filed one Form 4 late reporting two transactions, Director Mullis filed one Form 4 late reporting three transactions, Director Ramsey filed one Form 3 late reporting one transaction, Director Timberlake filed one Form 5 late reporting one transaction, Director H. Averett Walker filed one Form 5 late reporting five transactions, and Director Larry Walker filed one Form 5 late reporting eight transactions.

INDEPENDENT ACCOUNTANTS

The board of directors of SNB has appointed the firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, to continue as independent accountants of SNB and its subsidiaries for the year ending December 31, 2001. McNair, McLemore, Middlebrooks & Co., LLP has served as independent accountants since our inception and we consider them to be well qualified. Representatives of that firm will be present at the Annual Meeting. They will be available to answer your questions at that time.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

We must receive shareholder proposals intended for presentment at our 2002 Annual Meeting of Shareholders by no later than November 28, 2001 in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 11, 2002 will not be considered timely and will not be submitted to shareholders at the 2002 Annual Meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our board of directors knows of no matters other than those referred to in the accompanying Notice of the Annual Meeting of Shareholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of SNB.

ANNUAL REPORT

A copy of our 2000 Annual Report, which contains audited financial statements and footnote disclosures, is being mailed to each shareholder of record together with these proxy materials. The 2000 Annual Report is not a part of our soliciting materials.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: MICHAEL T. O'DILLON, SNB BANCSHARES, INC., P. O. BOX 4748, MACON, GEORGIA 31208.